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                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE





                   COHU, INC. ADOPTS SHAREHOLDERS RIGHTS PLAN

         San Diego, California, November 18, 1996 - Cohu, Inc. (Nasdaq NM: COHU) announced today that its Board of Directors had adopted a Preferred Stock Purchase Rights Plan designed to enable all Cohu stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Cohu stockholders in the event that an unsolicited attempt is made to acquire Cohu. The adoption of the Plan is intended as a means to guard against any potential use of takeover tactics designed to gain control of Cohu without paying all stockholders full and fair value. The distribution of the Rights is not in response to any proposal to acquire Cohu. The Board is not aware of any such effort.

         Under the plan, stockholders will receive one Right to purchase one one-hundredth of a share of a new series of Preferred Stock for each outstanding share of Cohu Common Stock held of record at the close of business on December 3, 1996.

         The Rights, which will initially trade with the Common Stock, become exercisable to purchase one one-hundredth of a share of the new Preferred Stock, at $90.00 per Right, when someone acquires 15 percent or more of Cohu's Common Stock or announces a tender offer which could result in such person owning 15 percent or more of the Common Stock. Each one one-hundredth of a share of the new Preferred Stock has terms designed to make it substantially the economic equivalent of one share of Common Stock. Prior to someone acquiring 15 percent, the Rights can be redeemed for $.001 each by action of the Board. Under certain circumstances, if someone acquires 15 percent or more of the Common Stock, the Rights permit Cohu stockholders other than the acquiror to purchase Cohu Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. In addition, in the event of certain business combinations, the Rights permit purchase of the Common Stock of an acquiror at a 50 percent discount. Rights held by the acquiror will become null and void in both cases.


                                     -more-
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COHU, INC.
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         The Rights expire on November 14, 2006. The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on December 3, 1996.

         Cohu, Inc., with sales and service facilities worldwide, is the largest U.S. based, and one of the world's largest, suppliers of semiconductor test handling equipment used by semiconductor manufacturers in final test operations. The Company also manufactures closed circuit television, metal detection and microwave equipment.


Contact: John H. Allen (619) 277-6700